Owner:	[JOHN DOE]
Annuitant:	[JOHN DOE]
[Joint Owner:	[DORIS DOE]]
[Joint Annuitant:	[DORIS DOE]]
Contract Number:	[00000]
Contract Date:	[July 1, 2025]

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE

AND INDEX LINKED ANNUITY CONTRACT

Processing Office: Equitable Financial Life Insurance Company of America,

[P.O. Box 1424, Charlotte NC 28201-1424, 1-800-789-7771, www.equitable.com]

This is the entire Contract. This Contract is issued in return for the Contributions made to us under this Contract. This Contract becomes effective on the Contract Date. The Annuitant and the Owner must be living on the Contract Date.

In this Contract, ‘‘we’’, ‘‘our’’, ‘‘us’’ and the “Company” mean Equitable Financial Life Insurance Company of America (“Equitable”). ‘‘You’’ and ‘‘your’’ mean the Owner.

We will provide the benefits and other rights pursuant to the terms of this Contract.

RIGHT TO EXAMINE CONTRACT - This Contract may be returned to us for any reason within [ten] days ([thirty] days if this is a replacement Contract or longer if required by state law) after you receive it by mailing or delivering the Contract to either, us at the Processing Office, or to the agent through whom it was purchased. We will promptly refund any Contribution received on your behalf.

Any questions or complaints pertaining to this Contract may be directed to our Processing Office, indicated above. You may contact the [State] Department of Insurance, Phone: [(800) 555-5555].

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA, an Arizona stock company

Home Office address: [3030 North Third Street, Suite 790, Phoenix, AZ 85012]

[	[
Mark Pearson, Chief Executive Officer]	José Ramón González Chief Legal Officer and Secretary]

The portion of Annuity Account Value in the Structured Investment Option (Part II) may increase or decrease in value based on the performance of external Indices subject to the applicable Performance Cap Rate and Segment Buffer. The portion of Annuity Account Value held in the Variable Investment Option (Part III) may increase or decrease in value based on the performance of the Variable Investment Option.

There is a risk of loss, and the loss may be greater if the withdrawal, death, annuitization, transfer, or surrender occurs before the Segment Maturity Date. Any gains may be limited and are not guaranteed. While the Contract values may be affected by an external Index or Indices, you do not directly participate in any stock or equity investment. The Segment Interim Value may reflect a negative return even if the Index increases, may reflect a positive return even if the Index decreases, and may be lower than the amount available on the Segment Maturity Date.

NON-PARTICIPATING

PLEASE READ YOUR CONTRACT CAREFULLY

ICC25SCSBASE2-Z

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PART I – GENERAL DEFINITIONS

SECTION 1.01 ANNUITANT

‘‘Annuitant’’ means the individual who is the measuring life for determining the Contract’s Maturity Date, unless stated otherwise, or, if applicable, any successor Annuitant that is permitted under the Contract as described in an Endorsement attached hereto. The Annuitant is shown in the Data Pages.

SECTION 1.02 ANNUITY ACCOUNT VALUE

‘‘Annuity Account Value’’ means the sum of the amounts held for you in the Investment Options.

SECTION 1.03 ANNUITY BENEFIT

‘‘Annuity Benefit’’ means a benefit payable by us as described in Part VIII.

SECTION 1.04 BENEFIT TRANSACTION DATE

“Benefit Transaction Date” means the date on which we receive the Beneficiary Requirements for the portion of the Death Benefit payable to a Beneficiary. See Part VII.

SECTION 1.05 BUSINESS DAY

“Business Day” means generally any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 pm Eastern Time or such other time as we state in writing to the Owner.

SECTION 1.06 CASH VALUE

‘‘Cash Value’’ means an amount equal to the Annuity Account Value, less any charges that apply as described in Part IX and any charges that may apply as described in any applicable Endorsement(s) or Rider(s).

SECTION 1.07 CODE

‘‘Code’’ means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to the “Code” in this Contract include references to applicable Federal income tax regulations.

SECTION 1.08 CONTRACT

‘‘Contract’’ means this Contract including the Data Pages, any Endorsements and any applicable Rider(s). This is the entire Contract.

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SECTION 1.09 CONTRACT DATE

‘‘Contract Date’’ means the date the Contract is issued and becomes effective. The Contract Date is shown in the Data Pages.

SECTION 1.10 CONTRACT DATE ANNIVERSARY

“Contract Date Anniversary” is the last day of the Contract Year.

SECTION 1.11 CONTRACT MATURITY DATE

‘‘Contract Maturity Date’’ means the date on which the Annuity Benefit payments are to commence unless an earlier election is made. See Part VIII.

SECTION 1.12 CONTRACT YEAR

‘‘Contract Year’’ means the twelve-month period starting on (i) the Contract Date and (ii) the same date each subsequent year, unless we agree to another period.

SECTION 1.13 CONTRIBUTION

‘‘Contribution’’ means a payment made to us under the Contract. See Part IV.

SECTION 1.14 EMPLOYER

‘‘Employer’’ means, if applicable, an employer as defined in an Endorsement or Rider attached hereto.

SECTION 1.15 GENERAL ACCOUNT

“General Account” means the account that contains all assets held in the Structured Investment Option, unless otherwise specified in an Endorsement.

SECTION 1.16 INVESTMENT FUND

“Investment Fund” means a trust or other investment company or a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.17 INVESTMENT OPTION

‘‘Investment Option’’ means the Structured Investment Option, a Segment Type Holding Account, or a Variable Investment Option of a Separate Account.

SECTION 1.18 NON-NATURAL OWNER

“Non-Natural Owner” means an Owner who is not an individual.

SECTION 1.19 OWNER

‘‘Owner’’ means the person or entity shown as such on the cover page and in the Data Pages, or any successor owner.

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SECTION 1.20 PRIOR CONTRACT

‘‘Prior Contract’’ means another contract or certificate issued by us, or one of our affiliates, from which the Owner and we have agreed to transfer amounts to this Contract.

SECTION 1.21 PLAN

“Plan” means (if applicable, in an Endorsement or Rider attached hereto) a retirement savings plan adopted and maintained by an Employer, which the Plan is intended to meet the requirements for qualification under one of the Sections of the Code as specified any Endorsement or Rider.

SECTION 1.22 PROCESSING OFFICE

‘‘Processing Office’’ means the Equitable Processing office shown on the cover page of this Contract, or such other location we may state upon written notice to you.

SECTION 1.23 SEPARATE ACCOUNT

‘‘Separate Account’’ means any of the Separate Accounts described or referred to in Part III of this Contract.

SECTION 1.24 STRUCTURED INVESTMENT OPTION

“Structured Investment Option” means the Segments described in Part II. The Annuity Account Value in the Structured Investment Option is the sum of your Annuity Account Value in the Segments.

SECTION 1.25 TRANSACTION DATE

“Transaction Date” is the Business Day we receive at the Processing Office a Contribution or a transaction request providing the information we need to complete the transaction. Transaction requests must be in a form acceptable to us and are processed at the close of the Business Day.

SECTION 1.26 VARIABLE INVESTMENT OPTION

“Variable Investment Option” means a subdivision of a Separate Account available under this Contract and includes the Segment Type Holding Accounts unless otherwise noted. A Variable Investment Option may invest its assets in an Investment Fund.

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PART II – STRUCTURED INVESTMENT OPTION

SECTION 2.01 DEFINITIONS

In this Part II, we define certain terms that are used in connection with the Structured Investment Option.

SECTION 2.01(a) INDEX

“Index” means a benchmark designed to track the performance of a defined portfolio of securities not including dividends, used to determine the Segment Rate of Return for a Segment Type. The currently designated Indices are shown in the Data Pages.

SECTION 2.01(b) INDEX PERFORMANCE RATE

“Index Performance Rate” means, for any Segment, the percentage change in the value of the related Index from the Segment Start Date to the Segment Maturity Date. This calculation, called the point-to-point- method, compares the change in the Index between two discrete points in time, namely the Segment Start Date and the Segment Maturity Date. In certain instances, an Index may not publish a price on a Segment Start Date or Segment Maturity Date in which case we will use the last published price as the price on such a Segment Start Date, or Segment Maturity Date for purposes of calculating the Index Performance Rate. The Index Performance Rate may be positive or negative.

SECTION 2.01(c) PARTICIPATION RATE

“Participation Rate” determines how much of the Index Performance Rate is used to calculate the Segment Rate of Return on the Segment Maturity Date. Segment Types may have different Participation Rates. The Participation Rate may vary between Segments and may also vary on a class basis as to a particular Segment or Segments. The initial Participation Rate(s) applicable to the Segment(s) elected by you on the Contract Date is shown in the Data Pages.

SECTION 2.01(d) PERFORMANCE CAP RATE

“Performance Cap Rate” generally means the highest Segment Rate of Return that can be credited on a Segment Maturity Date. We set the Performance Cap Rate for each new Segment on the Segment Start Date. We reserve the right to set the Performance Cap Rate at any time on or prior to the Segment Start Date. The Performance Cap Rate may vary between Segments and may also vary on a class basis as to a particular Segment or Segments. The initial Performance Cap Rate(s) applicable to the Segment(s) elected by you on the Contract Date is shown in the Data Pages.

SECTION 2.01(e) SEGMENT

“Segment” means an Investment Option we establish for a given Segment Option, with a specific Index, Segment Duration, Segment Buffer, Segment Maturity Date, Performance Cap Rate, and Participation Rate.

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SECTION 2.01(f) SEGMENT BUFFER

“Segment Buffer” means the maximum percentage decline in the performance of an Index during a Segment Duration that will be absorbed under the Contract with no resulting reduction in the Segment Maturity Value for a Segment held until its Segment Maturity Date. Any percentage decline in the Segment’s Index Performance Rate multiplied by the Participation Rate that is in excess of the Segment Buffer reduces your Segment Maturity Value.

SECTION 2.01(g) SEGMENT DURATION

“Segment Duration” means the period from the Segment Start Date to the Segment Maturity Date.

SECTION 2.01(h) SEGMENT INTERIM VALUE

“Segment Interim Value” means the Annuity Account Value in a Segment prior to the Segment Maturity Date.

SECTION 2.01(i) SEGMENT INVESTMENT

“Segment Investment” means the amount of your initial allocation to a Segment, adjusted for withdrawals.

SECTION 2.01(j) SEGMENT MATURITY DATE

“Segment Maturity Date” means the Business Day a Segment ends. A Segment Maturity Date must occur on a Business Day and is shown in the Data Pages.

SECTION 2.01(k) SEGMENT MATURITY VALUE

“Segment Maturity Value” means the sum of your Segment Investment and your Segment Return Amount in a Segment on the Segment Maturity Date as described in Section 2.03.

SECTION 2.01 (l) SEGMENT OPTION

“Segment Option” defines a group of Segments which use the same formula for calculating a Segment Rate of Return. The Segment Options available under this Contract are described in the Rider(s) attached to the Contract and shown in the Data Pages.

SECTION 2.01(m) SEGMENT PARTICIPATION REQUIREMENTS

“Segment Participation Requirements” means the requirements that must be met before amounts are invested in a Segment.

SECTION 2.01(n) SEGMENT RATE OF RETURN

“Segment Rate of Return” varies by Segment Option and is shown in the applicable Segment Option Rider(s) under this Contract.

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SECTION 2.01(o) SEGMENT START DATE

“Segment Start Date” means the Business Day on which a Segment begins. A Segment Start Date must occur on a Business Day and is shown in the Data Pages.

SECTION 2.01(p) SEGMENT RETURN AMOUNT

“Segment Return Amount” means an amount equal to the Segment Rate of Return multiplied by your Segment Investment on the Segment Maturity Date. The Segment Return Amount is added to, or subtracted from, the Segment Investment to determine your Segment Maturity Value, as described in Section 2.05.

SECTION 2.01(q) SEGMENT TRANSACTION DATE

“Segment Transaction Date” means a Business Day on which new Segments begin and existing Segments end.

SECTION 2.01(r) SEGMENT TYPE

“Segment Type” means all Segments of the same Segment Option that have the same Index, Segment Duration, Segment Buffer, and Participation Rate. The Segment Types currently available on the Contract Date are shown in the Data Pages.

SECTION 2.01(s) SEGMENT TYPE HOLDING ACCOUNT

“Segment Type Holding Account” means an account that holds contributions and transfers allocated to a Segment Type pending investment in a Segment. There is a Segment Type Holding Account for each Segment Type. The Segment Type Holding Account is a Variable Investment Option and is shown in the Data Pages. We have the right to designate another Investment Option for purposes of the Segment Type Holding Account. We will notify you of any such change prior to our use of any alternative Investment Option for the Segment Type Holding Account.

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OPERATION OF THE STRUCTURED INVESTMENT OPTION

SECTION 2.02 INVESTMENT IN A SEGMENT ON A SEGMENT START DATE

We may establish new Segments on Segment Start Dates. Your Annuity Account Value in a Segment Type Holding Account is automatically transferred to the next new Segment that we establish in that Segment Type on its Segment Start Date, as provided in Section 4.01A.

SECTION 2.03 ALLOCATION OPTIONS ON A SEGMENT MATURITY DATE

If you have not provided us with instructions for allocation of the Segment Maturity Value, your Segment Maturity Value will be allocated to the same Segment Type as the Segment that matured for transfer to the next new Segment of that Type as described in Section 4.01A. However, if the same Segment Type has been terminated, your Segment Maturity Value will be transferred to the Variable Investment Option shown in your Data Pages.

On your Segment Maturity Date, we will reallocate the Segment Maturity Value to your instructions on file among the available Investment Options, unless you request either a withdrawal or transfer of any portion of your Segment Maturity Value, or a combination thereof, in which case, we will process withdrawals before transfers. If there are any amounts remaining after your withdrawal and transfer requests are processed, then a reallocation of your remaining Segment Maturity Value will be processed based on your instructions on file. You may change your instructions on file at any time by sending us the proper form. Changes will be effective on the Business Day of receipt by us, but for any particular Segment Maturity Date, the change must be received by us before the Segment Maturity Date.

SECTION 2.04 SEGMENT INTERIM VALUE

The Segment Interim Value is the Annuity Account Value in a Segment prior to the Segment Maturity Date. It is the value used in computing the Cash Value and for all events including withdrawals, death, transfers, surrender, and annuitization prior to the Segment Maturity Date.

We determine the Segment Interim Value of your investment in a Segment on each Business Day that falls between the Segment Start Date and Segment Maturity Date, based on the estimated value of financial instruments consistent with current market prices and representing our obligation to provide your Segment Maturity Value on the Segment Maturity Date.

The Segment Interim Value is equal to the sum of the Fair Value of Hypothetical Fixed Instruments, the Fair Value of Hypothetical Derivatives, and the Cap Calculation Factor.

The “Fair Value of Hypothetical Fixed Instrument”, which is based on the investment rate associated with the Segment’s remaining time to maturity, matures with a maturity value of Segment Investment on the Segment Maturity Date. Investment rates are interest rates associated with investment grade fixed income instruments which can be used to back the Segment.

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The “Fair Value of Hypothetical Derivatives” is the estimated market value of hypothetical derivatives, including put and call options or similar instruments, of the risk of loss and the possibility of gain on the Segment Maturity Date. It also reflects the estimated transaction cost incurred in the event that the Segment ends prior to the Segment Maturity Date.

The “Cap Calculation Factor” refunds the portion of the estimated annual expenses that we used in calculating the Performance Cap Rate at the Segment Start Date but has not been fully incurred due to the partial period.

SECTION 2.05 SEGMENT MATURITY VALUE

We determine your Segment Maturity Value on the Segment Maturity Date based on your Segment Rate of Return as shown in the Segment Rate of Return Section in the applicable Segment Option Rider and your Segment Return Amount, as described in Section 2.01(p). Your Segment Maturity Value is the sum of your Segment Investment plus your Segment

Return Amount on the Segment Maturity Date.

A Segment ends upon its Segment Maturity Date. Upon maturity of a Segment, the Segment Maturity Value is transferred to another Investment Option as described in Section 2.03.

SECTION 2.06 DISCONTINUATION OF OR SUBSTANTIAL CHANGE TO THE INDEX

We have the right, subject to approval by the Interstate Insurance Product Regulation Commission (IIPRC) to:

(a)

substitute an alternative Index if the publication of the Index is discontinued, if the Index values become unavailable, if there is a substantial change in the calculation of the Index, or if we lose our license or permission to use the Index, inability to hedge risks associated with the Index, or similar conditions approved by the IIPRC. An alternative Index would not change the Segment Buffer or Performance Cap Rate of the Segment for which the Index is being substituted; or

(b)

end a Segment if an Index is discontinued or otherwise becomes unavailable to us and no reasonable alternative is then available for substitution of such Index. In such case, the affected Segments will end prematurely by applying the Segment Performance Cap Rate and Segment Buffer to the actual gains or losses on the original Index immediately before the Index is discontinued.

Any such change will be made by an Endorsement, approved under the authority of the IIPRC and issued under the Commission standards.

We will notify you in advance of any of the above actions we take.

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SECTION 2.07 CHANGES TO SEGMENT TYPES AND SEGMENTS

We reserve the right to change the Segment Start Date and/or Segment Maturity Date, to change the frequency with which we offer new Segments, to stop offering them, or to temporarily suspend offering new Segments. The Segment Start Date and/or Segment Maturity Date will not change during a Segment Duration. We also reserve the right to add new Segment Types. We will notify you of any of the above actions we take.

If we suspend the offering of new Segments for a Segment Type, amounts invested in the Segment Type Holding Account for that Segment Type will remain in the Segment Type Holding Account until the next Segment Start Date that Segment Participation Requirements are met on or after the date, we lift the suspension or until you instruct us to transfer amounts out of the Segment Type Holding Account.

If the offering of a Segment Type is terminated, amounts invested in the Segment Type Holding Account will be transferred to the Variable Investment Option shown in your Data Pages. If the terminated Segment Type is included in your allocation instructions on file, it will be replaced with the Variable Investment Option shown in your Data Pages.

SECTION 2.08 EFFECT OF AN UNSCHEDULED CLOSE DAY

An unscheduled close day for any given Segment Type is a Business Day on which the value of the Index for the Segment Type is scheduled to be published but is not published.

If the New York Stock Exchange is open but an Index price is not published, and the Segment Start Date or Segment Maturity Date falls on that day, we will use the last available Bloomberg closing price for the respective Index as the Index value on the Segment Start Date or Segment Maturity Date, as applicable.

If the NY Stock Exchange has an unscheduled close day, such day will no longer be considered a Business Day for purposes of the Segment Start Date and Segment Maturity Date. Any Segment Start Date and Segment Maturity Date falling on an unscheduled Segment close day will be changed to the next Business Day. In the event of a change to the Segment Maturity Date, we will use the closing value from the next Business Day to determine the Segment Maturity Value.

We may also defer transactions from the Segment as described in the “Deferment” section.

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PART III - VARIABLE INVESTMENT OPTIONS

SECTION 3.01 SEPARATE ACCOUNT FOR THE VARIABLE INVESTMENT OPTIONS

We have established the Separate Account (“Separate Account”) for the Variable Investment Options and maintain such Account(s) in accordance with the laws of the state of Arizona. The Data Pages set forth the Separate Account(s). Income, realized and unrealized gains and losses from the assets of the Separate Account(s) are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support this Contract and other variable annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

A Separate Account may be subdivided into Variable Investment Options.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other liabilities with respect to such Account to another Separate Account or to our General Account.

We may, at our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.

SECTION 3.02 SEPARATE ACCOUNT ACCUMULATION UNITS AND UNIT VALUES FOR THE VARIABLE INVESTMENT OPTIONS

The amount you have in a Variable Investment Option at any time is equal to the number of Accumulation Units you have in that Variable Investment Option multiplied by the Variable Investment Option’s Accumulation Unit Value at that time. ‘‘Accumulation Unit’’ means a unit which is purchased in a Separate Account. ‘‘Accumulation Unit Value’’ means the dollar value of each Accumulation unit in a Separate Account on a given date. (If Variable Investment Options apply as described in Section 3.01, then the terms of this Section 3.02 apply separately to each Variable Investment Option, unless otherwise stated.)

•	Amounts allocated or transferred to a Separate Account are used to purchase Accumulation Units of that Account. Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Accumulation Units you have in a Separate Account at any time is equal to the number of Accumulation Units purchased minus the number of Units redeemed in that Separate Account up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Account’s Accumulation Unit Value for that Transaction Date.

We determine Accumulation Unit Values for each Separate Account for each Valuation Period. A ‘‘Valuation Period’’ is each Business Day together with any consecutive preceding non-Business Days. For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

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Unless the following paragraph applies, the Accumulation Unit Value for a Separate Account for any Valuation Period is equal to the Accumulation Unit Value for the immediately preceding Valuation Period multiplied by the ratio of values: ‘‘(i) ’’ and ‘‘(ii) ’’. Value ‘‘(i) ’’ is the value of the Separate Account at the close of business at the end of the current Valuation Period, before any amounts are allocated to or withdrawn from the Separate Account in that period. Value ‘‘(ii)’’ is the value of the Separate Account at the close of business at the end of the preceding Valuation Period, after all allocations and withdrawals were made for that period. For this purpose, ‘‘value of the Separate Account’’ means the market value or, where there is no readily available market, the fair value of the assets allocated to the Separate Account, as determined in accordance with our rules, accepted accounting practices, and applicable laws and regulations.

To the extent the Separate Account invests in Investment Funds, and the assets of the Investment Funds are invested in a class or series of shares of a specified trust or investment company, the Accumulation Unit Value of a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Fund on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Fund for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where:

(a)

is the value of the Variable Investment Option’s shares of the related Investment Fund at the end of the Valuation Period (before taking into account any amounts allocated to or withdrawn from the Variable Investment Option for the Valuation Period and after deduction of investment advisory fees and direct operating expenses of the specified trust or investment company; for this purpose, we use the share value reported to us by the specified trust or investment company);

(b)

is the value of the Variable Investment Option’s shares of the related Investment Fund at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

(c)	is any charge for taxes or amounts set aside as a reserve for taxes.

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SECTION 3.03 CHANGES WITH RESPECT TO SEPARATE ACCOUNT

In addition to the rights reserved pursuant to Sections 4.01, 10.01 and 10.02, we have the right, subject to compliance with applicable law, including approval of Contract owners if required:

(a)

to add Variable Investment Options (or sub-funds of Variable Investment Options) to, or to remove Variable Investment Options (or sub-funds) from, the Separate Account, or to add other separate accounts;

(b)	to combine any two or more Variable Investment Options or sub-funds thereof;

(c)	to transfer the assets we determine to be the share of the class of contracts to which this Contract belongs from any Variable Investment Option to another Variable Investment Option;

(d)

to operate the Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940, in which case charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against the Separate Account;

(e)	to operate the Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940;

(f)	to deregister the Separate Account under the Investment Company Act of 1940;

(g)	to restrict or eliminate any voting rights as to the Separate Account;

(h)	to cause one or more Variable Investment Options to invest some or all of their assets in one or more other trusts or investment companies.

(i)	to close an Investment Option to Transfers and Contributions.

If the exercise of these rights results in a material change in the underlying investment of a Separate Account, you will be notified of such exercise, as required by law.

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PART IV - CONTRIBUTIONS AND ALLOCATIONS

SECTION 4.01 CONTRIBUTIONS AND ALLOCATIONS

You may allocate Contributions and transfers to the Investment Options available under this Contract in accordance with the terms and conditions of this Contract. You need not allocate Contributions to each available Investment Option. You may change the allocation instructions at any time by sending us the proper form. Allocation percentages must be in whole numbers (no fractions) and must total 100%. Each Contribution is allocated (after deduction of any charges that may apply) in accordance with the allocation instructions in effect on the Transaction Date of the Contribution.

The available Investment Options on the Contract Date are shown in the Data Pages. We have the right to add Investment Options, to limit the number of Investment Options which you may elect, and to limit or terminate allocations to an Investment Option.

SECTION 4.01A CONTRIBUTIONS AND ALLOCATIONS TO THE STRUCTURED INVESTMENT OPTION

Contributions and transfers allocated to a Segment are initially invested in the Segment Type Holding Account until the next available Segment Start Date for that Segment Type unless such allocation occurs on a Segment Transaction Date in which case amounts are directly allocated to a Segment, provided that all Segment Participation Requirements are met. Unless otherwise stated in the Data Pages, all amounts in a Segment Type Holding Account will be transferred into the Segment on the Segment Start Date, provided that all Segment Participation Requirements are met. Any such amounts, including the investment results of the Segment Type Holding Account are transferred from the Segment Type Holding Account to the designated Segment pursuant to the prior sentence.

On a Segment Maturity Date, any Segment Maturity Value to be transferred to a new Segment pursuant to your Segment Maturity Date instructions or as otherwise provided in Section 2.05 is transferred to the designated Segment.

Segment Participation Requirements

Unless otherwise provided in the Data Pages, the following Segment Participation Requirements must be met on a Segment Start Date in order for amounts to be transferred to a Segment:

(a)	the Segment is available, and

(b)	the Segment does not have a Segment Duration that extends beyond your Contract Maturity Date.

In general, amounts that are not invested in a Segment because Segment Participation Requirements have not been met will be held in the Segment Type Holding Account and be transferred to the next new Segment for which the Segment Participation Requirements are met, as described in Section 4.01A. However, if Segment Participation Requirements have not been met because the Segment Type has been terminated, or if the Segment Maturity Date of that

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Segment Type would be later than your Contract Maturity Date, the amount to be invested in that Segment will be transferred to the Variable Investment Option shown in your Data Pages. We may change the Participation Requirements and will provide you advance notice of any such change.

SECTION 4.01B CONTRIBUTIONS AND ALLOCATIONS TO VARIABLE INVESTMENT OPTIONS

Contributions and transfers allocated to a Variable Investment Option purchase Accumulation Units in that Division of the Separate Account, using the Accumulation Unit Value for that Transaction Date as described in Part III.

SECTION 4.02 LIMITS ON CONTRIBUTIONS

We have the right not to accept any Contribution which is less than the minimum amount shown in the Data Pages. The Data Pages indicate other Contribution limitations and requirements which may apply. We also have the right, in addition to any such limitations and requirements, upon advance notice to you, to:

(a)	change such limitations and requirements to apply to Contributions made after the date of such change, and

(b)	discontinue acceptance of Contributions with respect to all Contracts or with respect to all Contracts of the same class.

Any change in limitations or discontinuation of Contributions will be implemented to manage the financial risk to the Company in the event market and/or economic conditions decline.

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PART V - TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 5.01 TRANSFER REQUESTS

You may request to transfer all or part of the amount held in an Investment Option to one or more of the other Investment Options. The request must be in a form we accept. A transfer request will not be accepted if it involves less than the minimum amount, if any, stated in the Data Pages (unless the Annuity Account Value is less than such amount). All transfers will be made on the Transaction Date.

With respect to a Variable Investment Option, the transfers will be made at the Accumulation Unit Value for that Transaction Date.

With respect to transfers from a Segment prior to the Segment Maturity Date, such transfers reduce the Segment Investment on a pro rata basis by the same proportion that the Segment Interim Value is reduced on the date of the transfer.

Transfers are subject to Sections 4.01, 5.02 and our rules in effect at the time of transfer.

SECTION 5.02 TRANSFER RULES

The transfer rules which currently apply are described in the Data Pages. We have the right to change these rules. Any change will be made upon advance notice to you.

Transfers to a Variable Investment Option will also be subject to the rules of the Investment Fund in which it invests, and in accordance with Sections 6.01, 9.01 and 9.02.

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PART VI - WITHDRAWALS AND TERMINATION

SECTION 6.01 WITHDRAWALS

Unless otherwise stated in the Data Pages, you may request, pursuant to our procedures then in effect, a withdrawal from the Investment Options before the Contract Maturity Date. The request must be in a form we accept.

On the Transaction Date, we will pay the amount of the withdrawal requested, or, if less, the Cash Value. The amount to be paid will be withdrawn as stated in the Data Pages. Amounts withdrawn from a Segment on a date other than the Segment Maturity Date will reflect the Segment’s Segment Interim Value. Withdrawals from a Segment prior to your Segment Maturity Date reduce the Segment Investment on a pro rata basis by the same proportion that the Segment Interim Value is reduced on the date of the withdrawal.

We will not accept a withdrawal request if it involves less than the minimum amount, if any, stated in the Data Pages. Further conditions or restrictions may apply if stated in the Data Pages or in an Endorsement or Rider attached hereto.

We will withdraw any redemption fee or other charge that an Investment Fund requires us to deduct from your Annuity Account Value, which applies only to the Variable Investment Options. Such amounts, less any applicable processing fee, will be remitted to the Investment Fund. Unless otherwise provided in the Data Pages, such withdrawals may cause Contract termination as provided in Section 6.02.

SECTION 6.02 CONTRACT TERMINATION

Payment of the Death Benefit terminates the Contract. In addition, we reserve the right to terminate this Contract if one or more of the following events occurs, unless otherwise specified in any Endorsement, Rider or Data Pages attached hereto:

(a)	A withdrawal is made under Section 6.01 that would result in an Annuity Account Value of an amount less than the minimum amount stated in the Data Pages.

(b)	If, before the Contract Maturity Date, no Contributions are made during the last three completed Contract Years and the Annuity Account Value is less than the minimum amount stated in the Data Pages.

(c)	If as a result of the deduction of a charge or fee, or you make a withdrawal that reduces the Annuity Account Value to zero.

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PART VII – PAYMENT UPON DEATH

SECTION 7.01 BENEFICIARY

You give us the name of the beneficiary (“Beneficiary”) who is to receive any death benefit (“Death Benefit”) payable because of your death. You may change the Beneficiary during your lifetime and while coverage under the Contract is in force. Any such change must be made in writing. Unless otherwise specified by you, a change will take effect as of the date the written change is signed by you, whether or not you are living on the date of receipt at our Processing Office. However, we will not be liable as to any payments we make or actions we take before we receive any such change at our Processing Office.

You may name one or more persons to be primary Beneficiary and one or more other persons to be successor Beneficiary if the primary Beneficiary dies before the Owner. Unless you direct otherwise, if you have named two or more persons as Beneficiary, the Beneficiary will be the named person or persons who survive you and payments will be made to such persons in equal shares or to the survivor.

Any part of a Death Benefit for which there is no named Beneficiary living at your death will be payable in a single sum to your surviving spouse, if any; if there is no surviving spouse, then to your surviving children in equal shares; if there are no surviving children, then to your estate.

If the Contract is owned by a Non-Natural Owner, any applicable Death Benefit will be based on the death of the Annuitant or Joint Annuitant, if applicable. For purpose of this Section, “you” or “your” refer to the Annuitant when describing the Death Benefit under a Non-Natural Owner Contract.

SECTION 7.02 PAYMENT UPON DEATH

Unless otherwise described in an optional Rider, any Endorsement or the Data Pages attached hereto, the Death Benefit is equal to the Annuity Account Value on the Benefit Transaction Date.

Effect of Notification of Death

If you die while this Contract is in force and before the earlier of (i) the date payments commence under Part VIII and (ii) the Contract Maturity Date, we will pay a Death Benefit to the Beneficiary(ies) described under Section 7.01. Payment of the Death Benefit is subject to the terms of Part VII, and any special rules which may apply as described in the Data Pages, Endorsement(s), and any Rider(s), attached hereto.

Payment of a Death Benefit will be made as of the Business Day on which we have received the following “Beneficiary Requirements”:

(a)	a properly completed written request;

(b)	due proof of death (as evidenced by a certified copy of the death certificate);

(c)	each Beneficiary’s acceptable election for the payment method;

(d)	proof satisfactory to us that the person claiming the Death Benefit is the person entitled to receive it;

(e)	tax information required by the Code; and

(f)	any other forms we require.

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Upon receipt of notification of your death, if we have not received the Beneficiary Requirements described above, your Contract will continue to remain in-force and invested in the Investment Options. Transactions will not be permitted except as described in this paragraph with respect to the Structured Investment Option. We will not permit any transfers into or withdrawals from a Segment. Amounts in a Segment Type Holding Account will be transferred to the Variable Investment Option shown in your Data Pages on the Segment Start Date. For Segments in effect on the Segment Maturity Date, amounts will be transferred to the Variable Investment Option shown in your Data Pages for any Segments in effect prior to your death.

Effect of Death on Amounts Allocated to the Structured Investment Option

If any amounts are held under a Segment, amounts required for the payment of a Death Benefit will be withdrawn from the Segment as described in Section 6.01 of the Contract. Amounts withdrawn from a Segment on a date other than the Segment Maturity Date will reflect the Segment’s Segment Interim Value.

If amounts are allocated to any Segment in the Structured Investment Option at the time of your death, unless required for the payment of a Death Benefit, there will be no withdrawal from a Segment prior to the Segment Maturity Date. Amounts in Segments must remain in the Segments until the earlier of the Segment Maturity Date or the Transaction Date of a withdrawal.

Applicable to Non-Qualified Contracts:

If amounts are allocated to any Segment in the Structured Investment Option at the time of your death, amounts in such Segments remain in the Segments until (i) the earlier of (a) the Segment Maturity Date or (b) the Transaction Date on which a transfer out of any such Segment is made or a withdrawal is taken or (ii) in the case of Contracts continued under the Non-Qualified Beneficiary Continuation Option described in the Endorsement Applicable to Non-Qualified Contracts, at the end of the period by which your Beneficiary’s interest has to be distributed. A Beneficiary or surviving Joint Owner continuing the Contract may allocate amounts to a Segment but not to a Segment Type with a duration that is longer than the remaining distribution period under the One Year Rule or the Five -Year Rule, whichever is applicable. Such Beneficiary or surviving Joint Owner who may not allocate amounts to a Segment due to the Segment Duration limitations discussed in the former sentence, may only allocate amounts to the Variable Investment Option. Amounts will not be transferred from a Segment Type Holding Account into a Segment or from one Segment to another if the Segment Maturity Date will be later than the remaining distribution period. Any amounts in such Segment Type Holding Account or Segment will be automatically transferred to the Variable Investment Option shown in your Data Pages.

Spousal Continuation under the Structured Investment Option

If the Contract continues under Spousal Continuation, your surviving spouse may make any changes regarding allocation to any Segment under the Structured Investment Option that you would have been eligible to make during your life unless otherwise restricted in an Endorsement attached hereto.

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Applicable to Traditional IRA, Roth IRA, and SEP IRA Contracts:

If amounts are allocated to any Segment in the Structured Investment Option at the time of your death, amounts in such Segments remain in the Segments until (i) the earlier of (a) the Segment Maturity Date or (b) the Transaction Date on which a transfer out of any such Segment is made or a withdrawal is taken or (ii) in the case of Contract continuation, the end of the period by which your Beneficiary’s interest has to be distributed as described in Section 8.08 of the Endorsement Applicable to Traditional IRA/Roth IRA/SEP IRA Contracts, as applicable.

A Beneficiary continuing the Contract may allocate amounts to a Segment but not to a Segment Type with a duration that is longer than the remaining distribution period described in Section 8.08 of the Endorsement Applicable to Traditional IRA/Roth IRA/SEP IRA Contracts, as applicable. In that situation, such Beneficiary may only allocate amounts to the Variable Investment Option. Amounts will not be transferred from a Segment Type Holding Account into a Segment or from one Segment to another if the Segment Maturity Date will be later than the remaining distribution period. Any amounts in such Segment Type Holding Account or Segment will be automatically transferred to the Variable Investment Option shown in your Data Pages.

Spousal Continuation under the Structured Investment Option

If the Contract continues under Spousal Continuation, except as provided in Section 8.08 of the Endorsement Applicable to Traditional IRA/Roth IRA/SEP IRA Contracts, as applicable, your surviving spouse may make any changes regarding an allocation to any Segment under the Structured Investment Option that you would have been eligible to make during your life. Amounts allocated to a Segment may not have a Segment Maturity Date longer than the remaining distribution period.

SECTION 7.03 MANNER OF PAYMENT

The Death Benefit will be paid to the Beneficiary(ies) in a single sum unless you elect a different form of Death Benefit payout (such as a life annuity) is elected, and provided that we offer such at the time the Death Benefit is payable. The Beneficiary will have no right to change the election; however, (i) we will apply a predetermined Death Benefit annuity payout election only if payment of the Death Benefit begins within one year following the date of death; (ii) we will not apply a predetermined Death Benefit payout election if doing so would violate any Federal income tax rules or guidelines or any other applicable law. Subject to the foregoing, a Beneficiary who becomes a successor owner or who continues the Contract under a Beneficiary Continuation Option, if available under any Endorsement(s) or Rider(s), attached to this Contract, will not have the right to change your election.

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SECTION 7.04 INTEREST ON DELAYED PAYMENT OF DEATH BENEFIT

Payment of Interest on the Death Benefit

If we do not pay the Death Benefit to the Beneficiary named in accordance with Section 7.01 by the seventh calendar day following receipt of the Beneficiary Requirements described above, beginning on the eighth day following receipt of such Beneficiary Requirements, we will pay interest on the Death Benefit. Interest will be based on the Two-Year Treasury Constant Maturity Rate as published by the Federal Reserve in effect on the Benefit Transaction Date.

Interest will accrue at the effective annual rate determined as described in the previous paragraph plus additional interest at a rate of 10% annually beginning with the date that is 31 calendar days from latest of items (i), (ii) and (iii) to the date the claim is paid, where it is: (i) The date that due proof of death and an acceptable election for the payment method are received by the Company; (ii) The date the company receives sufficient information to determine its liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and (iii) the date that legal impediments to payment of proceeds that depend on the action of parties other than the company are resolved and sufficient evidence of the same is provided to the company. Legal impediments to payment include but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators and (c) the submission of information required to satisfy a state and federal reporting requirements.

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PART VIII - ANNUITY BENEFITS

SECTION 8.01 ELECTION OF ANNUITY BENEFITS

Subject to the provisions of this section, you may request commencement of an Annuity Benefit before and including the Contract Maturity Date but no less than thirteen months or any other period specified in an Endorsement or Rider attached to this Contract, following the Contract Date. Such request must be in writing and received by our Processing Office at least 60 days prior to the date you request.

As of the Contract Maturity Date, the Annuity Account Value will be applied to provide for the Normal Form of Annuity Benefit (described below). However, you may instead elect one of the following options:

(i)	have the Cash Value paid in a single sum that will not be less than the minimum benefits required by the applicable IIPRC Uniform Standard,

(ii)

apply the Annuity Account Value or Cash Value, whichever applies pursuant to the first paragraph of Section 8.05, to provide an Annuity Benefit of any form offered by us or one of our affiliated life insurance companies, or

(iii)	apply the Cash Value to provide any other form of benefit payment we offer, subject to any applicable laws and regulations.

We will grant a paid-up Annuity Benefit that complies with the applicable IIPRC Uniform Standard.

We will provide notice and election forms to you not more than six months before the Contract Maturity Date.

We have the right to require you to furnish any information we need to provide an Annuity Benefit. We will be fully protected by relying on such information and need not inquire as to its accuracy or completeness.

SECTION 8.02 CONTRACT MATURITY DATE

The Contract Maturity Date is shown in the Data Pages but may be changed by us in conformance with applicable law.

SECTION 8.03 ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly to you. If you are not the Annuitant, payments will be made to you, as the Owner. You may elect instead to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly, subject to our rules at the time of your election or as otherwise stated in the Data Pages, any Endorsement(s), or Rider(s), attached hereto. This election may be made at the time the Annuity Benefit form, as described in Section 8.04, is elected. In that event, all references in this Contract to monthly payments, with respect to the Annuity Benefit to which the election applies, will be deemed to mean payments at the frequency elected.

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SECTION 8.04 ANNUITY BENEFIT FORMS

The ‘‘Normal Form’’ of Annuity Benefit is the “Life Annuity with Period Certain” described below, unless another form of annuity is determined to be the Normal Form of annuity, pursuant to any IIPRC Uniform Standard, any plan under which the Contract is purchased, if applicable, the requirements of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, or any other law that applies. The Data Pages will state the Normal Form which applies.

The Life Annuity with Period Certain is an annuity that is payable during the lifetime of the person upon whose life the payments depend, but with a maximum of 10 years of payments guaranteed (10 years certain period). That is, if the original payee dies before the certain period has ended, payments will continue to the Beneficiary named to receive such payments for the balance of the certain period.

We may offer other annuity forms as available from us or from one of our affiliated life insurance companies. Such a form may, for example, include the Joint and Survivor Life Annuity Form which provides monthly payments while either of two persons upon whose lives such payments depend on is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

SECTION 8.05 AMOUNT OF ANNUITY BENEFITS

If you elect pursuant to Section 8.01 to have an Annuity Benefit paid in lieu of the Cash Value, then the amount applied to provide the Annuity Benefit will, unless otherwise stated in the Data Pages or required by applicable laws or regulations, be (i) the Annuity Account Value if the annuity form elected provides payments for a person’s remaining lifetime or (ii) the Cash Value if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes which apply on annuity purchase payments. If we have previously deducted charges for taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of the Tables of Guaranteed Annuity Payments, shown in the Data Pages. The Annuity Benefit at the time of commencement will not be less than that which would be provided by the application of the Cash Value to purchase a single premium immediate annuity contract at purchase rates offered by us at the time to the same class of annuitants.

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SECTION 8.06 CONDITIONS FOR PAYMENT

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any such person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

If we receive acceptable proof that (i) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed $200, or such other amount as may be shown in the Data Pages. We will have no further liability with respect to the payments so made.

If the Annuity Account Value of this Contract, when applied under the Annuity Benefit Form elected, would provide payments of less than the amount stated in the Data Pages, we will pay the Annuity Account Value in a single sum equal to the then-current Annuity Account Value, instead of applying it under the Annuity Benefit Form elected.

SECTION 8.07 CHANGES

We have the right, upon advance notice to you, to change at any time after the fifth anniversary of the Contract Date and at intervals of not less than five years, the guaranteed annuity purchase rates used in the Tables of Guaranteed Annuity Payments for new Contributions. The effective date that applies to each set of purchase rates will be indicated. However, no such change will apply to (a) any Annuity Benefit provided before the change or (b) Contributions made before such change which are applied to provide an Annuity Benefit.~~–~~Any such change will be made by an Endorsement, approved under the authority of the IIPRC and issued under the Commission standards.

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PART IX - CHARGES

SECTION 9.01 TRANSFER CHARGES

We have the right to impose a charge with respect to any transfer among Investment Options after the number of free transfers shown in the Data Pages. The amount of such charge will be set forth in a notice from us to you and will in no event exceed any maximum amount stated in the Data Pages.

SECTION 9.02 INVESTMENT FUND REDEMPTION FEE

We reserve the right to charge your Annuity Account Value for any redemption fee or other transfer charge imposed by an Investment Fund, which applies only to the Variable Investment Options. Such amounts will be withdrawn from your Annuity Account Value as described in Section 6.01.

SECTION 9.03 CHARGE FOR TAXES

We reserve the right to deduct from the amount applied to provide an Annuity Benefit a charge that we determine which is designed to approximate certain taxes that may be imposed on us, including but not limited to premium taxes which may apply in your state. If the tax to which this charge relates is imposed on us at a time other than when amounts are applied to an Annuity Benefit or if required by your state, we reserve the right to deduct this charge for taxes from Contributions. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Tables of Guaranteed Annuity Payments or (ii) our then current annuity rates, whichever rates would provide a larger benefit with respect to the payee.

SECTION 9.04 THIRD PARTY TRANSFER CHARGE

We have the right to deduct a charge for any amount withdrawn from this Contract and directly transferred to another investment provider, retirement Plan, account, or contract, as applicable. This charge would apply to direct transfers, direct rollovers and exchanges of this Contract for another contract issued by another company. This charge, if any, will be specified in the Data Pages.

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PART X – GENERAL PROVISIONS

SECTION 10.01 CONTRACT

This Contract is the entire Contract as defined in Part I between the parties. It will govern with respect to our rights and obligations.

This Contract may not be changed, nor may any of our rights or rules be waived, except in writing and by our authorized officer.

This Contract is non-participating and does not share in the profits or surplus of the Company.

SECTION 10.02 STATUTORY COMPLIANCE

We have the right to change this Contract without the consent of any other person in order to comply with any laws and regulations that apply. Such right will include, but not be limited to, the right to conform this Contract to reflect requirements of the Code and Treasury regulations or published rulings of the Internal Revenue Service, the Employee Retirement Income Security Act of 1974 and regulations thereunder, and federal securities laws.

Any paid-up annuity benefits, Cash Value or Death Benefit that may be available under this Contract will not be less than the minimum benefits required by any applicable IIPRC Uniform Standards, including the minimum benefits required by Section 7 of the NAIC Model Variable Annuity Regulation, model # 250.

These benefits will be adjusted as follows:

a)	increased by any amounts credited to this Contract by us;

b)	decreased by any indebtedness to us; and

c)	it will be reduced by any prior withdrawals from this Contract.

This Contract is approved under the authority of the IIPRC and issued under the Commission standards. Any provision of the Contract that on the provision’s effective date is in conflict with the applicable IIPRC standards for this product type in effect as of the provision’s effective date of Commission Contract approval is hereby amended to conform to the IIPRC standards in effect as of the provision’s effective date of Commission Contract approval.

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SECTION 10.03 DEFERMENT

A payment of any portion of the Annuity Account Value will be made within seven calendar days after the Transaction Date of the request. Payments can be deferred for any period during which (1) any of the stock exchanges is closed or trading is restricted, (2) the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical., or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Investment Options.

We may defer the payment of any Cash Value or partial Withdrawal, for a period of not more than six (6) months. We will make a written request to and receive written approval from the chief insurance regulator of the Arizona Department of Insurance, our state of domicile, prior to exercising any contractual right to defer the payment.

SECTION 10.04 REPORTS AND NOTICES

At least once each year until the Contract Maturity Date, we will send you a report which will indicate the following information:

(a)	The beginning and end dates for the current report period;

(b)	The Annuity Account Value and Segment Interim Value, if any, at the beginning and end of the current report period;

(c)	The amounts credited to or debited from the Annuity Account Value during the current report period;

(d)	The Cash Value, if any, at the end of the current report period;

(e)	The total number of Accumulation Units in each Separate Account or Variable Investment Option and the Accumulation Unit Value;

(f)	The dollar amount in each Variable Investment Option; and

(g)	The amount of the Death Benefit at the end of the current report period.

In addition to the report described above, we will send you a report for each new Segment to which Annuity Account Value was allocated showing the Segment Start Date, Segment Maturity Date and Performance Cap Rate. We may also send periodic statements to you reflecting transactions on your Contract during that period and any other information as may be required by the IIPRC.

A report as described above or any written notice as described in any other Section, will be satisfied by our mailing of any such report, statement, or notice to your last known address as shown in our records. The information provided will be as of a date not more than four months prior to the date of mailing. We will make additional copies of the report available to you upon request at no cost.

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SECTION 10.05 ASSIGNMENTS AND TRANSFERABILITY

You may assign your rights under this Contract, except in situations where restrictions are required for the purposes of satisfying applicable laws or regulations, including Rule 12h-7 or successor regulations under the Securities Exchange Act of 1934, as amended. If your Contract is assigned absolutely, we will treat it as a change of ownership and all interests and rights will be transferred. We are not bound by any assignment unless we receive notice. We are not responsible for the validity of any assignment. The change will become effective as of the date the notice is signed, unless otherwise specified by the Owner, subject to any payments made or actions taken by the Company prior to receipt of this notice. The effect of change of ownership on any optional benefit is described in the applicable optional benefit rider.

SECTION 10.06 PAYMENTS

All amounts payable by you must be paid by check drawn on a bank that is subject to regulation by the United States or an agency or instrumentality thereof or a State, and payable to us (in United States dollars) or by any other method acceptable to us.

We will pay all amounts hereunder by check (drawn on a United States bank in United States dollars) or, if so, agreed by you and us, by wire transfer unless stated otherwise in the Data Pages.

Any requirement for distribution or withdrawal of interest in the Contract shall be fully discharged by payment of the Death Benefit, Annuity Account Value or Cash Value, whichever is applicable, to the Owner or the Beneficiary, as the case may be and mailed to the address as shown in our records by United States mail unless we agree to transmit the funds to another person or in another form in accordance with the terms and conditions of the Contract.

SECTION 10.07 HOW TO COMMUNICATE WITH US

All transaction requests and other notices to us must be in writing in a form satisfactory to us, and delivered by U.S. mail to our Processing Office, except to the extent we agree, by advance written notification to you, to receive such requests or notices in another manner.

Transfer requests must also be in writing and delivered by U.S. mail to our Processing Office unless we accept an alternative form of communication (such as internet, fax or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time.

We may choose to change a previously accepted manner of communication at our discretion. Transaction requests or other communications sent to us will not be effective until received at the Processing Office on a Business Day. Your Contract number should be included in all correspondence.

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SECTION 10.08 INCONTESTABILITY

This Contract will be incontestable from its date of issue.

SECTION 10.09 MISSTATEMENT OF AGE

If the age (or sex, if applicable) of any person upon whose life an Annuity Benefit or an optional benefit Rider depends on (“Covered Person”) has been misstated, any benefits will be those which would have been purchased at the correct age (or sex).

If the Covered Person would not have been eligible for an optional benefit Rider at the correct age, (i) the Rider will be rescinded; (ii) any charges that were deducted for the benefit will be refunded and applied to the Annuity Account Value of the Contract, and (iii) only the Death Benefit provided under Section 8.02 will apply.

Any overpayments or underpayments made by us will be charged or credited with interest at (a) the rate shown in the Data Pages or (b) the then current guaranteed interest rate; we will choose which rate will apply on a uniform basis for like Contracts. Such interest, which will not exceed a rate of 6%, will be deducted from or added to future payments.

SECTION 10.10 CHANGE IN OWNER

You, as the Owner, may change the Owner(s) of this Contract at any time after the Contract Date by sending notice to us using a properly completed change of ownership administrative form. The change of Owner will become effective as of the date the notice is signed, unless otherwise specified by the Owner, subject to any payments made or actions taken by the Company prior to receipt of this notice. A change of Owner request may be refused in a non-discriminatory manner in order to comply with any applicable laws or regulations, including Rule 12h-7 or successor regulations under the Securities Exchange Act of 1934, as amended. A change of Owner will automatically revoke any prior designation of Owner.

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